Filed Pursuant to Rule 424(b)(3)
File No. 333-136277

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED JULY 11, 2008

ZIM CORPORATION

This Prospectus Supplement No. 5 supplements and amends our Prospectus dated July 11, 2008, as amended and supplemented.  This Prospectus Supplement No. 5 includes our attached Quarterly Report on Form 6-K for the quarter ended June 30, 2009 as filed with the Securities and Exchange Commission on August 7, 2009.

Any statement contained in the Prospectus and any prospectus supplements filed prior to the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 5 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 5.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, and any prospectus supplements filed prior to the date hereof.

The date of this Prospectus Supplement No. 5 is August 7, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6 – K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Quarter Ended June 30, 2009

Commission File Number 0-31691

ZIM CORPORATION

150 Isabella Street, Suite 150
Ottawa, Ontario
Canada K1S 1V7
(Address of Principal Executive Office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  [X]  Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  [  ]____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934. YES ____ NO X

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):82- _______.

ITEM 1 - FINANCIAL STATEMENTS

ZIM Corporation
Condensed Consolidated Statements of Operations
(Expressed in US dollars)
(Unaudited)

	Three months ended June 30, 2009	Three months ended June 30, 2008 (restated)
	$	$
Revenue
Mobile	70,740	117,367
Software	275,896	321,963
Total revenue	346,636	439,330

Operating expenses
Cost of revenue	45,590	46,842
Selling, general and administrative	269,606	401,102
Research and development	116,114	136,505
Total operating expenses	431,310	584,449

Loss from operations	(84,674)	(145,119)
Other income
Gain on sale of assets	43	-
Other income	171,400	-
Interest income	4,260	2,164
Total other income	175,703	2,164
Income (loss) before income taxes	91,029	(142,955)
Income tax benefit	31,737	40,328
Net income (loss)	122,766	(102,627)

Basic and fully diluted income (loss) per share	0.001	(0.001)
Weighted average number of shares outstanding	106,120,208	95,460,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM Corporation
Condensed Consolidated Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	Three months ended June 30,2009	Three months ended June 30, 2008 (restated)
	$	$
OPERATING ACTIVITIES
Net income (loss)	122,766	(102,627)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of property and equipment	3,573	16,060
Gain on sale of assets	(43)	-
Stock-based compensation	31,007	11,727
Allowance for bad debt	-	41,088
Write off of accounts payable	-	(16,383)
Changes in operating working capital
Decrease (increase) in accounts receivable	42,024	(2,979)
Decrease in investment tax credits receivable	(56,545)	89,259
Decrease in prepaid expenses	2,611	12,744
Decrease in accounts payable	44,623	59,267
Decrease in accrued liabilities	(10,550)	(67,017)
Decrease in deferred revenue	4,948	59,294
Cash flows provided by operating activities	184,415	100,433

INVESTING ACTIVITIES
Proceeds from sale of assets	43	-
Cash flows provided by investing activities	43	-

Effect of changes in exchange rates on cash	112,301	1,149

Increase in cash and cash equivalents	296,759	101,582
Cash and cash equivalents, beginning of period	640,214	299,943
Cash and cash equivalents, end of period	936,973	401,525

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM Corporation
Condensed Consolidated Balance Sheets
(Expressed in US dollars, except for share data)

	June 30,	March 31,
	2009	2009
	(Unaudited)
ASSETS	$	$
Current assets
Cash and cash equivalents	936,973	640,214
Accounts receivable, net	114,790	156,814
Investment tax credits receivable	276,620	220,075
Prepaid expenses	42,098	44,709
	1,370,481	1,061,812
Property and equipment, net	90,715	95,119
	1,461,196	1,156,931
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	61,955	17,332
Accrued liabilities	36,216	46,766
Deferred revenue	296,806	291,858
	394,977	355,956
Deferred rent	21,936	23,785

Shareholders' equity:
Preferred shares, no par value, non-cumulative	-	-
Dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; issued and outstanding NIL shares at June 30, 2009 and March 31, 2009.
Special shares, no par value, non-voting,	-	-
Unlimited authorized shares; issued and outstanding NIL shares at June 30, 2009 and March 31, 2009.
Common shares, no par value, voting,	19,131,789	19,131,789
Unlimited authorized shares; 115,460,867 shares issued and outstanding as at June 30, 2009 and 105,460,867as at March 31, 2009.
Additional paid-in capital	2,676,592	2,645,585
Accumulated deficit	(21,112,329)	(21,235,095)
Accumulated other comprehensive income	348,230	234,911
	1,044,283	777,190
	1,461,196	1,156,931

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of ZIM Corporation (“ZIM” or the “Company”) and its subsidiaries have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated balance sheet as of March 31, 2009 has been derived from our audited consolidated financial statements for the year ended March 31, 2009. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the latest annual report on Form 20-F. These statements have been prepared on the same basis as the audited consolidated financial statements for the year ended March 31, 2009 and, in the opinion of management, include all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows of the Company. Unless otherwise stated in this Form 6-K the information contained herein has not been audited or reviewed by an independent auditor. The results of operations for the three month period ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year.

2 - RESTATEMENT

As reported in our annual report for the year ended March 31, 2009, reported on form 20-F, prior to March 31, 2006, the Company incorrectly accrued professional fees of $67,216. In its annual report filed on form 20-F the Company has corrected the error by adjusting the accumulated deficit balance as of March 31, 2006 and has also restated its balance sheet as at March 31, 2008 in an amount of $67,216. The table below presents the impact of this restatement:

	As reported	Adjustment	As restated
As at March 31, 2007
Accumulated deficit	$(21,538,360)	$67,216	$(21,471,144)

As at March 31, 2008
Accrued liabilities	$204,372	$(67,216)	$137,156
Accumulated deficit	$(21,455,824)	$67,216	$(21,388,608)

In the company’s quarterly report for the period ended June 30, 2008, submitted on Form 10-Q, the company did not correctly account for this restatement. The results for the period ended June 30, 2008 reported in this Form 6-K have been adjusted to reflect the above restatement. The table below presents the impact of this restatement:

	As reported	Adjustment	As restated
For the period ended June 30, 2008
Selling, general and administration	333,886	$67,216	401,102
Net loss	(35,411)	(67,216)	(102,627)

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

3 - NATURE OF OPERATIONS

COMPANY OVERVIEW

ZIM is a provider of software products and services for the database and mobile markets. ZIM products and services are used by enterprises in the design, development and management of business, database and mobile applications. ZIM also provides mobile content to the consumer market.

BUSINESS DEVELOPMENT

ZIM was formed under the laws of Canada on October 17, 2002 in order to purchase ZIM Technologies International Inc. (“ZIM Technologies”), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the “Zim IDE software”). On February 10, 2004, ZIM purchased UK-based short messaging service (SMS) firms EPL Communications Limited and E-Promotions Limited (together referred to as “EPL”). During the fiscal year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the Zim IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”).

BUSINESS OF THE COMPANY

ZIM started operations as a developer and provider of database software known as ZIM IDE software.  ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications.  The Company continues to provide this software and support services to its client base.

Beginning in 2002, the Company expanded its business to include opportunities associated with mobile products.  Prior to fiscal 2007, the Company focused on developing products and services for the wireless data network infrastructure known as SMS or text messaging. Although SMS will continue to provide a minimal amount of revenue within the mobile segment of ZIM’s operations, with the acquisition of AIS, the Company shifted its corporate focus to include offering mobile content directly to end users.

In fiscal 2008, ZIM added the ZIM TV service and in partnership with the International Table Tennis Federation (ITTF) provided development and hosting services for IPTV to ITTF end users. However, due to low sales volumes ZIM exited this market in fiscal 2009.

If ZIM’s expenses surpass the funds available or if ZIM requires additional expenditures to grow the business, the Company may be unable to obtain the necessary funds and ZIM may have to curtail or suspend some or all of its business operations, which would likely have a material adverse effect on its business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

The condensed consolidated financial statements have been prepared on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.  The carrying amounts of assets, liabilities, revenues and expenses presented in the condensed consolidated financial statements and the balance sheet classification have not been adjusted as would be required if the going concern assumption were not appropriate.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as of June 30, 2009.

3 - FAIR VALUE MEASUREMENT

In December 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a framework for measuring fair value under other accounting pronouncements that require fair value measurements and expands disclosures about such measurements. SFAS 157 does not require any new fair value measurements, but rather it creates a consistent method of calculating fair value measurements to address non-comparability of financial statements containing fair value measurements utilizing different definitions of fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 on April 1, 2008 has not had a significant impact on the Company’s consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows. However, the Company will use fair value measurement under SFAS No. 157 in future evaluations of impairment under SFAS No. 142.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement.  Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  Statement 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, concurrent with the adoption of SFAS 157. The adoption of SFAS 159 on April 1, 2008 has not had a significant impact on the Company’s consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows, as the Company did not elect the fair value option for any financial assets or liabilities.

4 - ACCOUNTING FOR UNCERTAIN TAX POSITIONS

The Company recognizes any interest accrued related to unrecognized tax benefits in interest and penalties in income tax expense in the Consolidated Statement of Operations.

At June 30, 2009, the Company had $50,139 in unrecognized tax benefits, related to estimated Investment Tax Credits for research and development in Canada, which would favorably impact the Company’s effective tax rate if subsequently recognized. The unrecognized tax benefits as at March 31, 2008, that were subsequently realized in fiscal 2009, were $37,032.

5 – OTHER INCOME

In the first quarter of fiscal 2010, the Company negotiated an out of court settlement of an unrecognized claim. The full amount of the settlement is $214,961, subject to certain terms. Due to the inherent uncertainty of this contingent gain it will be recorded at the time funds are received. As of June 30, 2009, $171,400 has been received and has been recorded as other income during ZIM’s first quarter ended June 30, 2009.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

6 – INCOME (LOSS) PER SHARE

For the purposes of the income (loss) per share computation, the weighted average number of common shares outstanding has been used. Had the treasury stock method been applied to the unexercised share options and warrants, the effect on the income (loss) per share would have been anti-dilutive.

At June 30, 2009 and 2008 there were no securities considered “in the money” that could have potentially diluted basic income (loss) per share in the future.

Total stock options outstanding at June 30, 2009 and 2008 were 26,064,450 and 29,243,340 respectively.

7 –LINE OF CREDIT

During the first three months of fiscal 2010, ZIM’s working capital line of credit was maintained at approximately $42,992 (equivalent to $50,000 Canadian, the company’s functional currency). The $42,992 revolving credit facility is secured by the Company’s assets and amounts drawn bear interest at the prime rate, as published by the Royal Bank of Canada, plus 1.75%.  As at June 30, 2009 and March 31, 2009, the balance due under the banking line of credit was $NIL. As at June 30, 2009, ZIM was not in violation of any covenants associated with the line of credit.

On August 11, 2005, ZIM entered into a loan agreement with its Chief Executive Officer to make a credit facility available to the Company. The credit facility is an unsecured revolving facility in the amount of approximately $429,923 (equivalent to $500,000 Canadian, the company’s functional currency). All advances bear interest at the Royal Bank of Canada prime rate plus 1.75% and are repayable on demand. As at June 30, 2009, and March 31, 2009, the balance due to the Chief Executive Officer under this credit facility was $NIL.

8 - ADDITIONAL PAID IN CAPITAL (SHAREHOLDERS' EQUITY)

On June 24, 2009, the Company issued 10,000,000 common shares to executive officers and consultants in lieu of compensation for services provided. 5,000,000 shares were issued to Dr. Michael Cowpland and 5,000,000 shares were issued to Mr. James Stechyson on approval of the Board of Directors. The share value at the time of the issue was $0.0031 and compensation expense of $31,007 was recognized.

9 - ADDITIONAL PAID IN CAPITAL (STOCK OPTIONS)

Under ZIM’s Employee Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 27,200,000 common shares. As at June 30, 2009, 20,054,450 (June 30, 2008, 23,233,340) options were outstanding under the Employee Stock Option Plan. In addition, 6,010,000 options (expiring on Feb 7, 2010) were issued in prior periods outside of ZIM’s Employee Stock Option Plan. Stock options are granted with an exercise price equal to the common share’s fair market value at the date of grant. Options are granted periodically and both the maximum term of an option and the vesting period are set at the Board’s discretion.

During the three month period ended June 30, 2009, the Company did not issue options to employees and non-employees, in consideration for past services, and as a result, no additional paid in capital has been recorded during this period.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

During the three month period ended June 30, 2008, the Company issued options to employees and non-employees, in consideration for past services, and as a result, additional paid in capital has been increased by $11,727 during this period.

All options granted for past services rendered were fully vested on the day of the grant resulting in the Company not having any non-vested awards as of June 30, 2009 or June 30, 2008.

	Three months ended June 30, 2009		Three months ended June 30 2008
	Number of options outstanding and exercisable	Weighted average exercise price	Number of options outstanding and exercisable	Weighted average exercise price
		$		$
Options outstanding, March 31	27,393,073	0.034	29,727,089	0.069
Granted	-	-	3,256,251	0.007
Exercised	-	-	-	-
Expired	(1,378,623)	0.039	(3,750,000)	0.200
Options outstanding, June 30	26,014,450	0.034	29,233,340	0.045

The fair value of stock options is determined using the Black Scholes valuation model.  The expected dividend yield is based on historical dividend payouts, the expected volatility is based on historical volatilities of company stock for a period approximating the expected life; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends.  The weighted average assumptions used in the computations are as follows:

	Three months ended June 30, 2009	Three months ended June 30, 2008

Risk-free interest rate	N/A	3.5%
Expected volatility	N/A	100%
Dividend yield	N/A	0
Expected life of options (years)	N/A	2.0

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

10 - COMPREHENSIVE INCOME (LOSS)

Comprehensive loss includes changes in the balances of items that are reported directly in a separate component of shareholders' equity in our unaudited Condensed Consolidated Balance Sheet. The components of comprehensive loss are as follows:

	Three months ended June 30, 2009	Three months ended June 30, 2008 (restated)
	$	$

Net income (loss)	122,766	(102,627)
Foreign currency translation adjustment	113,319	6,875
Comprehensive income (loss)	236,085	(95,752)

11 - SUPPLEMENTAL CASH FLOW DISCLOSURE

	Three months ended June 30, 2009	Three months ended June 30, 2008
	$	$
Interest paid	-	-
Income taxes paid	-	-
Income taxes received	-	129,587

12 - SEGMENT REPORTING

Management has determined that the Company operates in two reportable segments: mobile applications and enterprise software. Mobile applications involve providing SMS and other content applications and services for mobile devices. Enterprise software involves providing enterprise software for designing, developing and managing database systems and applications.

The Company considers all revenues and expenses to be of an operating nature and accordingly, allocates them to the segments.  Costs specific to a segment are charged directly to the segment.  Company office expenses are allocated to either of the segments based on gross revenues. The accounting policies of the reportable segments are the same as those described in the summary of the significant accounting policies.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

The following table sets forth external revenues, cost of revenues, operating expenses and other amounts attributable to these product lines:

Three months ended June 30, 2009	Mobile	Software	Total
	$	$	$
Revenue	70,740	275,896	346,636

Cost of revenue	22,560	23,030	45,590

Gross Margin	48,180	252,866	301,046

Allocation of selling, general, administration, and research and development expenses	78,716	307,004	385,720
Gain on disposal of asset	(43)	-	(43)
Allocation of interest expense (income)	(869)	(3,391)	(4,260)
Other Income	(171,400)	-	(171,400)
Income tax benefit	(6,477)	(25,260)	(31,737)
	(100,073)	278,353	178,280

Net income	148,253	(25,487)	122,766

Three months ended June 30, 2008 (restated)	Mobile	Software	Total
	$	$	$
Revenue	117,367	321,963	439,330

Cost of revenue	7,896	38,946	46,842

Gross Margin	109,471	283,017	392,488

Allocation of selling, general, administration, and research and development expenses	143,622	393,985	537,607
Allocation of interest income	(578)	(1,586)	(2,164)
Income tax benefit	(10,774)	(29,554)	(40,328)
	132,270	362,845	495,115
Net income	(22,799)	(79,828)	(102,627)

The following table sets forth segment assets used by each product line:

Total Assets	June 30, 2009	March 31, 2009
	$	$
Mobile	298,195	232,280
Software	1,163,001	924,651
	1,461,196	1,156,931

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

The following table sets forth external revenues and long-lived assets attributable to geographic areas. External revenues are based on the location of the customer:

Total Revenue	Three months ended June 30, 2009	Three months ended June 30, 2008
	$	$

Canada	24,055	56,076
Brazil	194,425	283,856
United States	92,343	64,359
United Kingdom	1,758	11,588
Europe	26,193	18,553
Other	7,862	4,898
Total revenue	346,636	439,330

Long-lived Assets	June 30, 2009	March 31, 2009
	$	$
Long-lived assets
Canada	84,885	89,322
Brazil	5,830	5,797
Total long-lived assets	90,715	95,119

13 - COMMITMENTS AND CONTINGENCIES

The Company has the following financial commitments related to rent expenses for office space:

$
2010	58,935
2011	34,802
93,737

OTHER

The Company is committed to pay an arm’s length third party $75,000, in consideration for consulting services, upon the listing of ZIM’s common shares on a national securities exchange selected by ZIM’s Board of Directors.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

12 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

FSP FAS 107 and APB 28-1:

In April 2009, FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” was issued to require, on an interim basis, disclosures about the fair value of financial instruments for public entities. FSP FAS 107-1 and APB 28-1 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it concurrently adopts both FSP FAS 157-4, and FSP FAS 115-2 and FAS 124-2. The Company intends to adopt FSP FAS 107-1 and APB 28-1 for its first quarter ending June 30, 2009. As a result of applying this FSP, the Company will include the required fair value disclosures on an interim basis beginning with the interim financial statements for the three months ended June 30, 2009. Adoption of this FSP did not have an effect on the Company’s financial position or results of operations. However, the Company believes its interim fair value disclosures may contain additional information compared to previous interim periods.

FAS 141R-1

On April 1, 2009, the FASB issued an amendment to Statement of Financial Accounting Standards No. 141R (“SFAS 141R”), “Business Combinations.” The amendment was issued to address application issues regarding accounting and disclosure provisions for contingencies.  FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combinations That Arise from Contingencies”, amends Statement 141R by replacing the guidance on the initial recognition and measurement of assets and liabilities arising from contingencies acquired or assumed in a business combination with guidance similar to that in Statement 141, before the 2007 revision. The FSP also amends Statement 141R’s subsequent accounting guidance for contingent assets and liabilities recognized at the acquisition date and amends the disclosure requirements for contingencies. The FSP applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. ZIM will adopt and utilize the methods stipulated in FAS 141R-1 for all future transactions of this nature.

FAS 142-3

On April 25, 2008, the FASB issued a FASB Staff Position (FSP) “Determination of the Useful Life of Intangible Assets” that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), Business Combinations, and other U.S. generally accepted accounting principles (GAAP). ZIM does not currently have any intangible assets. However, ZIM will adopt and utilize the methods stipulated in FAS 142 for all future transactions that require the establishment of the useful life of intangible assets.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

EITF 03-6-1

On June 16, 2008 EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” was issued. This EITF addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. ZIM does not currently have any unvested share-based payments and its share based payments do not contain dividend rights. As such EITF 03-6-1 has no impact on the calculation of ZIM’s EPS. However, ZIM will adopt and utilize the methods stipulated in EITF 03-6-1 for all future EPS calculation to ensure that the appropriate impacts are recognized as per EITF 03-6-1.

SFAS 157:

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157").  SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure for recognition or disclosure purposes. The FASB defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." The new standard provides a single definition of fair value, together with a framework for measuring it and requires additional disclosure about the use of fair value to measure assets and liabilities. While the statement does not require any new fair value measurements, it does change certain current practices. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

The effective date of SFAS 157 has been delayed for all nonfinancial assets and liabilities except those that are recognized or disclosed at fair value in the financial statements on at least annual basis, for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company has adopted SFAS 157 for financial assets and liabilities for the fiscal year beginning April 1, 2008 and its adoption did not have a material impact on its consolidated financial position results of operations or cash flows. The Company’s adoption of SFAS 157, for all other nonfinancial assets and liabilities, did not have a significant impact on its consolidated financial position, statement of operations or cash flows.

SFAS 159:

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement.  Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  Statement 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  The Company’s adoption of SFAS 159 did not have a significant impact on its consolidated financial position, statement of operations or cash flows.

ZIM CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

SFAS 162:

In May 2008 the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("FASB No. 162").  The new standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.   The Company adoption of SFAS No. 162 did not have a material impact on the Company's consolidated results of operations, cash flows and financial condition.

FAS 115-2 and FAS 124-2:

In April 2009, FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” was issued to make the guidance on other-than-temporary impairments of debt securities more operational and improve the financial statement disclosures related to other-than-temporary impairments for debt and equity securities. The FSP clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. To evaluate whether a debt security is other-than-temporarily impaired, an entity must first determine whether the fair value of the debt security is less than its amortized cost basis at the balance sheet date. If the fair value is less than the amortized cost basis, then the entity must assess whether it intends to sell the security and whether it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis. If an entity determines that it will sell a debt security or that it more likely than not will be required to sell a debt security before recovery of its amortized cost basis, then it must recognize the difference between the fair value and the amortized cost basis of the debt security in earnings. Otherwise, the other-than-temporary impairment must be separated into two components: the amount related to the credit loss and the amount related to all other factors. The amount related to the credit loss must be recognized in earnings, while the other component must be recognized in other comprehensive income, net of tax.

The portion of other-than-temporary impairment recognized in earnings would decrease the amortized cost basis of the debt security, and subsequent recoveries in the fair value of the debt security would not result in a write-up of the amortized cost basis. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. If an entity adopts either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1 for periods ending after March 15, 2009, then it must adopt this FSP at the same time. The Company adopted FSP FAS 115-2 and FAS 124-2 for the year ended March 31, 2009. The Company’s adoption of FAS 115-2 and FAS 124-2 did not have a significant impact on its consolidated financial position, statement of operations or cash flows.

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have any significant impact on the consolidated financial statements upon adoption.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This form 6-K contains forward-looking statements regarding our business, financial condition, results of operations, controls and procedures and prospects that are based on our current expectations, estimates and projections. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the registrant. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the section entitled "Factors Affecting Our Operating Results, Business Prospects and Market Price" in our Annual Report on Form 20-F for the fiscal year ended March 31, 2009, as well as those discussed elsewhere in this Form 6-K. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the date of this Form 6-K. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Form 6-K, other than as required by law.

The following discussion includes information from the unaudited condensed consolidated statements of operations for the three month periods ended June 30, 2009 and 2008.  These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance.

All financial information is prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and is stated in US dollars.

EXECUTIVE SUMMARY

Revenue for the first three months of fiscal 2010 was $346,636 compared with revenue of $439,330 in the first three months of the last fiscal year. The quarterly decrease is attributable to the expected decline in revenue from our mobile segment, caused by the continued saturation of the market, and declines in new software sales.

Net income for the quarter was $122,766 as compared to a net loss of $102,627 for the quarter ended June 30, 2008. The quarter increase in net income principally reflects the other income realized from an out of court settlement of an unrecognized claim in the amount of $171,400 and is offset by the decline in revenue.

ZIM had cash and cash equivalents of $936,973 at June 30, 2009 as compared to cash and cash equivalents of $640,214 at March 31, 2009.

BUSINESS OVERVIEW

ZIM started operations as a developer and provider of database software known as ZIM IDE software.  ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications.  The Company continues to provide this software and ongoing maintenance services to its client base.

Beginning in 2002, the Company expanded its business strategy to include opportunities associated with mobile products.  Prior to fiscal 2007, the Company focused on developing products and services for the wireless data network infrastructure known as “SMS” or “text messaging”.  Although SMS will continue to provide a minimal amount of revenue within the mobile segment of operations, with the acquisition of AIS in 2007 the Company shifted its corporate focus to include offering mobile content directly to end users.

In fiscal 2008, ZIM added the ZIM TV service and in partnership with the International Table Tennis Federation (ITTF) provided development and hosting services for IPTV to ITTF end users. In fiscal 2009, ZIM continues to develop and sell enterprise database software to end users as well as maintain its SMS messaging and mobile content product lines.

CRITICAL ACCOUNTING ESTIMATES

We prepare our condensed consolidated financial statements in accordance with United States GAAP, which requires management to make certain estimates and apply judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the condensed consolidated financial statements are prepared. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our annual consolidated financial statements.

There have been no material changes to our critical accounting estimates from those described in our Form 20-F for the fiscal year ended March 31, 2009.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2009 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2008

The following discussion includes information derived from the unaudited and not reviewed condensed consolidated statements of operations for the three months ended June 30, 2009 and 2008. The information for the three months ended June 30, 2009, in management's opinion, has been prepared on a basis consistent with the audited consolidated financial statements for the fiscal year ended March 31, 2009, and includes all adjustments necessary for a fair presentation of the information presented.

These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance. All financial information is prepared in accordance with GAAP in the United States and is stated in US dollars.

REVENUES

	Three months ended June 30, 2009	As a %	Three months ended June 30, 2008	As a %
	$		$
Mobile content	39,074	11	71,497	16
Bulk SMS	28,705	8	29,191	7
Premium SMS	-	0	3,873	1
Other SMS services and products	2,961	1	2,970	1
Internet TV	-	0	9,836	2
	70,740	20	117,367	27

Software	8,594	2	49,407	11
Maintenance and consulting	267,302	78	272,556	62
	275,896	80	321,963	73

Total Revenue	346,636	100	439,330	100

Total revenues for the three months ended June 30, 2009 were $346,636 as compared to $439,330 for the three months ended June 30, 2008. This quarter over quarter decrease of $92,694 or 21.1% in revenues is mainly attributable lower than expected new software sales and the continued decline of the mobile market revenue.

REVENUE ANALYSIS BY SERVICE/PRODUCT OFFERING

MOBILE CONTENT

On April 1, 2006 we acquired AIS and its two internet portals offering mobile content.  Consumers are able to download ringtones and wallpapers directly from our internet sites to their mobile phones.  Consumers can choose to pay for the content with their credit card or through electronic billing systems. Compared to $71,497 for the three months ended June 30, 2008 this revenue stream has decreased to $39,074 for the three months ended June 30, 2009 as a result of continued saturation of the market.

BULK SMS

Bulk SMS messaging gives our customers the ability to send out a single message concurrently to a wide distribution list.  Success in this industry is dependent on sending large quantities of messages on stable cost effective telecommunication routes.  For the quarter ended June 30, 2009 we experienced an expected decline in customers using our routes and this resulted in slightly decreased revenue from $29,191 to $28,705.  In general, bulk messaging customers choose the aggregator that is offering the lowest cost route. Different aggregators are able to negotiate different price points based on the traffic they are able to guarantee to the mobile operators.  Due to the size of our competitors, and our competitors’ ability to negotiate better terms, there can be no guarantee that we will have routes that are the most cost effective in the future. We are not focusing on expanding this area of the business. As a result, we do not expect to see any growth in our bulk messaging revenue during the remainder of fiscal 2010.

PREMIUM SMS

Our premium SMS messaging revenue decreased from $3,873 for the quarter ended June 30, 2008 to $NIL for the quarter ended June 30, 2009. Due to the decreasing margins and competitive nature of our premium SMS revenues, we are not focusing on this area of the business. As a result, we do not expect any further revenue from premium SMS messaging during the remainder of fiscal 2010.

OTHER SMS SERVICES AND PRODUCTS

Revenue from other SMS services and products remained relatively flat with revenue changing from $2,970 for the quarter ended June 30, 2008, to $2,961 for the quarter ended June 30, 2009. Included in other SMS services and products are offerings such as marketing campaigns, virtual mobile revenues, web hosting and desktop text that we do not see any future growth in. We intend to continue to operate the other SMS services without adding any further improvements.

SOFTWARE, MAINTENANCE AND CONSULTING

We generate revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. Total revenues relating to the ZIM IDE maintenance declined from $321,963 to $275,896 for the quarters ended June 30, 2008 and 2009, respectively. The decrease in revenue comes from a decrease in the sales of new software of $40,813 for the quarter. The revenue from the renewal of software maintenance contracts remained stable.

We intend to continue to allocate the required resources to the maintenance and development of our database products while we continue to generate revenues from this product line. We remain committed to serving our existing customers.

OPERATING EXPENSES
	Three months ended June 30, 2009	Three months ended June 30, 2008 (Restated)	Period to period change
	$	$	$

Cost of revenue	45,590	46,842	(1,252)
Selling, general and administrative	269,606	401,102	(131,496)
Research and development	116,114	136,505	(20,391)
	431,310	584,449	(153,139)

COST OF REVENUE

	Three months ended June 30, 2009	Three months ended June 30, 2008
	$	$
Mobile
Revenue	70,740	117,367
Cost of revenue (2008 does not include the cost accrual reversal of $32,308)	(22,560)	(40,204)
Gross margin	48,180	77,163

Gross margin percentage	68%	66%

Software
Revenue	275,896	321,963
Cost of revenue	(23,030)	(38,946)
Gross margin	252,866	283,017

Gross margin percentage	92%	88%

The slight increase in gross margins in our software segment relates to continued cost reduction even though revenues are decreasing. At the same time, the margins in the mobile line of business increased slightly relative to last year.

In the quarter ended June 30, 2008 a review of outstanding accrued amounts for this segment was conducted. Based on contractual review and legal interpretation it was determined that previously recognized accrued liabilities of $32,308 were not in fact incurred and the cost accrual has been reversed. To ensure an accurate comparison this reversal has been removed from the cost of revenue table above.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses for the quarters ended June 30, 2009 and June 30, 2008 were $269,606 and $401,102, respectively. The decrease in selling, general and administrative fees relates to our continued focus on controlling costs. Cost reductions are mainly in the areas of compensation expense and audit fees due to our change to filing SEC reports as a foreign private issuer in the second quarter of 2008.

STOCK-BASED COMPENSATION

For the three months ended June 30, 2009, and June 30, 2008 the Company recognized compensation expense for employees and consultants of $31,007 and $11,727 respectively. The Company does not have any non-vested awards.

RESEARCH AND DEVELOPMENT

Research and development expenses for the quarters ended June 30, 2009 and 2008 were $116,114 and $136,505, respectively. This continued level of research and development investment reflects the Company’s focus on generating new technology and products to serve the enterprise database software market.

LIQUIDITY AND CAPITAL RESOURCES

The Company recorded net income of $122,766 and a net loss of $102,627 during the three months ended June 30, 2009 and the three months ended June 30, 2008, respectively.  The turn to profitability reflects the other income realized from an out of court settlement of an unrecognized claim in the amount of $171,400 and the Company’s curtailing of selling and general administrative expenses.

At June 30, 2009, ZIM had cash and cash equivalents of $936,973 and working capital of $975,504 as compared to cash and cash equivalents of $640,214 and working capital of $705,856 at March 31, 2009. This increase in cash position principally reflects receipt of the Scientific Research and Development Tax Credits from the Canadian federal and Ontario provincial governments, receipt of other income (Refer to Note 5) and decreased expenses offset by a continued decline in revenues generated from ZIM’s SMS services and decreased sales in the software segment.

Cash flows for the fiscal periods were as follows:

	Three months ended June 30, 2009	Three months ended June 30, 2008
	$	$
Cash flows provided by operating activities	184,415	100,433
Cash flows provided by investing activities	43	-
Cash flows provided by financing activities	-	-

At June 30, 2009, the Company had access to a line of credit for approximately $429,923 from its Chief Executive Officer and a working capital line from its principal banker for approximately $42,992, in addition to a cash and cash equivalent balance of $936,973.  Management believes that these funds, together with cash from on-going operations, will be sufficient to fund existing operations for the next 12 months. However, there is no guarantee that unanticipated circumstances will not require additional liquidity, and in any event, these funds alone may not allow for any additional expenditures or growth.

Future liquidity and cash requirements will depend on a wide range of factors, including the level of success the Company has in executing its strategic plan as well as its ability to maintain business in existing operations and its ability to raise additional financing. If ZIM’s expenses surpass the funds available or if ZIM requires additional expenditures to grow the business, the Company may be unable to obtain the necessary funds and ZIM may have to curtail or suspend some or all of its business operations, which would likely have a material adverse effect on its business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

FOREIGN EXCHANGE RISK

The Company operates internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates. The company is exposed to exchange risk due to the following financial instruments denominated in foreign currencies.

Cash and cash equivalents of $936,973 are comprised of $190,047 cash and $746,926 cash equivalents.

	June 30, 2009	March 31, 2009

Canadian dollars	342,161	195,128
US dollars	36,717	24,089
Brazilian reals	1,162,761	1,044,602
British pounds	3,971	4,425
Euros	5,722	993

Accounts receivable include the following amounts receivable in their source currency:

	June 30, 2009	March 31, 2009

Canadian dollars	17,366	31,455
US dollars	37,157	62,944
Brazilian reals	104,566	147,730
British pounds	537	589
Euros	6,153	2,953

Accounts payable include the following amounts payable in their source currency:

	June 30, 2009	March 31, 2009

Canadian dollars	60,897	1,798
US dollars	1,925	3,801
Brazilian reals	15,073	27,317
British pounds	-	166

Accrued liabilities include the following accruals in their source currency:

	June 30, 2009	March 31, 2009

Canadian dollars	18,349	35,789
US dollars	10,902	10,247
Brazilian reals	18,747	18,747

The company does not enter into any derivative financial instruments to cover foreign exchange risk.

CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. We attempt to minimize credit exposure by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentrations of credit risk in accounts receivable are indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	June 30, 2009	March 31, 2009

Canada	13%	16%
North America, excluding Canada	32%	40%
South America	46%	41%
Great Britain	1%	1%
Europe, excluding Great Britain	8%	2%
	100%	100%

FAIR VALUE

The carrying values of cash, accounts receivable, investment tax credits receivable, line of credit, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

ITEM 4 - CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to ensure that information that we are required to disclose in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do.

Our management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2009.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting described below related to our financial reporting processes and information technology security protocols.

As reported in our Form 20-F for the year ended March 31, 2009, management concluded that our internal control over financial reporting was not effective as of March 31, 2009, due to the existence of significant deficiencies constituting a material weakness, as described in greater detail below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our financial statements will not be prevented or detected on a timely basis.

Our principal deficiency was inadequate staffing and supervision that could lead to the untimely identification and resolution of accounting and disclosure matters. Other significant deficiencies that contributed to the material weakness were:

•	Inadequate communication and coordination between finance and the rest of the organization;
•	Inadequate segregation of duties and cross training;
•	Continued reliance on manual systems to account for revenue and expenses; and
•	Weaknesses in third party billing systems for the Ringingphone.com and Monstertones.com databases with respect to the relationship between recurring payment processing and account updates.

Plan for Remediation of Material Weaknesses

We are taking steps to make the necessary improvements to remedy these deficiencies. We have implemented certain remedial measures and are in the process of designing and implementing additional measures to remedy the material weakness. These include the following:

1.	Our inadequate staffing and supervision is being addressed by reduction of workload through process optimization and documentation.

2.
To mitigate the weaknesses in third party billing systems for the Ringingphone.com and Monstertones.com databases, we have arranged to receive notice when customers cancel through one of the third party billing services.  This notification is forwarded to Technical Support to ensure that the account was properly cancelled.  We are reactive to these matters as they occur, but due to lack of resources we are limited in our ability to be proactive.

We intend to continue to improve our internal controls; however, our small size and financial resources continue to prevent us from being able to employ sufficient resources to enable us to have adequate segregation of duties within our internal control system.  Management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZIM Corporation
Registrant

DATE	SIGNATURE
August 7, 2009	/s/ Dr. Michael Cowpland Dr. Michael Cowpland, President and Chief Executive Officer

DATE	SIGNATURE
August 7, 2009	/s/ John Chapman John Chapman, Chief Financial Officer